Exhibit 10.29

Talend, Inc.

April 10th, 2014

Ashley Stirrup

Dear Ashley:

I am pleased to extend to you an offer of employment with Talend. Inc. (together with its affiliates referred to as “Company”), for the position of Chief Marketing Officer.  You will report directly to me in this role.

Details of this offer shall include the following:

•                  Base Salary - $240,000 per annum paid in semi-monthly increments.

•                  Quarterly Bonus — Effective May 1, 2014, you shall be eligible to participate in Talend’s quarterly bonus program.  Your target bonus shall be $17,500 per quarter ($70,000 total per annum).  Attainment of the quarterly bonus shall be based on the attainment of quarterly objectives defined for the leadership team of the Company.

•                  Talend Stock Option Program — In conjunction with your employment with Talend, we will recommend to the Board of Directors, at the first Board meeting following the date on which you become an employee, that you be granted 882,248 stock options representing 0.45% of Talend SA’s fully diluted capital.  The options shall vest as to 25% of the shares after one year and quarterly thereafter, so that they are fully vested and exercisable four (4) years from the grant date, subject to your continued status as an employee with the Company on the relevant vesting dates.  Should the Company be acquired prior to the full vesting of this stock option grant, and your employment be subsequently terminated within 12 months of that change of control, 50% of this stock option grant will immediately vest.  In all other respects, the Options shall be subject to the terms, definitions, and provisions of the Company’s Stock Option Plan and the stock options agreement by and between you and the Company.  The exercise price of this stock option grant shall be 0.57 EUR per share.

•                  Employee Benefits - As an employee, you will be eligible to participate in the Talend U.S. Employee Benefits Program on your date of hire with Talend.  Benefits include medical, dental and vision insurance, paid time off, life insurance, short and long term disability insurance and a Flexible Spending Account in accordance to company policy.  On the first of the month following your first three months of service with Talend you will also be eligible to make contributions to a matching 401(k) retirement savings account.  You should note

Talend, Inc — 5150 El Camino Real, Suite C31, CA 94024
www.talend.com — P: 714-421-4316 — F: 714-242-7503

that that the Company may modify benefits from time to time as it deems necessary.

•                  Work Location — Your work location will be Los Altos or a soon to be Redwood Shore offices.  You will be afforded the latitude to exercise discretion on your work schedule in a manner you deem most productive.

We are very excited about you joining Talend and look forward to a beneficial and fruitful relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards.  You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment is tentatively set for Monday, April 28th, 2014.  This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter, including, but not limited to the at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Financial Officer and you.  This offer of employment will expire if it is not accepted by April 12th, 2014.

I’m excited about the possibility of you joining the team at Talend and look forward to our mutual success.  I believe your will find your association with the company both challenging and rewarding.  Please feel free to contact me directly if we can be of any assistance at this time.  We look forward to your favorable reply.

Sincerely,

/s/ Michael Tuchen
Mr. Michael Tuchen
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Ashley Stirrup

Printed Name:	Ashley Stirrup

Date:	April 10th, 2014	Start Date:	May 5th, 2014